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                                                                   EXHIBIT 10.49



                        CONSTRUCTION SERVICES AGREEMENT

THIS AGREEMENT is entered into this 30th day of June, 1995, by and between MFS NETWORK TECHNOLOGIES, INC., a Delaware corporation (hereafter "MFSNT") and MWR TELECOM, INC., an Iowa corporation (hereafter "MWR"). This Agreement shall become effective when, and only when, MWR (or its affiliate) enters into an agreement with the State of Iowa for the construction of dark fiber optic cable facilities relating to Part III of the Iowa Communications Network, RFP Number 15006S.

MWR and MFSNT agree as set forth below.

1.       DEFINITIONS

         "Additional Percentage" shall have the meaning ascribed to it in paragraph 5.2 hereof.

         "Contract Documents" shall mean and consist of this Agreement and all attachments and exhibits hereto, the Plan Documents (as defined herein), as well as any written change orders executed by both parties as permitted by this Agreement.

         "Force Majeure" shall have the meaning ascribed to it in paragraph 11 hereof.

         "Interest Rate" shall have the meaning ascribed to it in paragraph 4.3 hereof.

         "MWR Fiber Optic Cable" shall mean and describe the fiber optic cable system to be designed, constructed and delivered to MWR under this Agreement.

         "Notice to Proceed" shall have the meaning ascribed to it in paragraph 2 hereof.

         "Phase I Commitment" shall mean those Projects for which a Notice to Proceed is issued by MWR within eighteen (18) months after the date of execution hereof; the total price of all such Projects in the aggregate shall be at least $10,000,000 (herein the "Minimum Contract Commitment").

         "Phase II Projects" shall mean those Projects for which a Notice to Proceed is issued during the period of time subsequent to the date on which MWR exceeds the Minimum Contract Commitment and ending four (4) years from the date of execution hereof.

         "Plan Documents" shall have the meaning ascribed to it in paragraph 2 hereof.

         "Project" shall mean the individual segments of the MWR Fiber Optic Cable to be constructed by MFSNT hereunder on either a fixed-price or cost-plus basis.

         "Project Initiation Notice" shall mean a notice from MWR to MFSNT respecting a Project which notice details (a) the route for installation of the relevant portion of the MWR Fiber Optic Cable, (b) the rights-of-way and pole attachment rights to be used for the completion thereof (which shall be secured by MWR at its sole cost and expense), and
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         (c) any operational requirements or standards required for the
         Project. The Project Initiation Notice shall serve as MWR's request that MFSNT commence the development of Plan Documents for the completion of the Project.

         "Substantial Completion" shall mean the earliest to occur of either
         (a) that stage in the progress of the Work respecting a Project where the relevant portion of the MWR Fiber Optic Cable has successfully completed the acceptance testing in accordance with the Acceptance Test Plan procedure specified paragraph 11 of this Agreement; or (b) use of the relevant portion of the MWR Fiber Optic Cable by MWR or its customer(s).

         "Work" shall mean and describe all of the services, material and equipment to be provided and furnished by MFSNT under this Agreement regarding the MWR Fiber Optic Cable.

2.       SCOPE OF WORK

         MFSNT shall provide the services, material and equipment required to complete a Project identified in the Project Initiation Notice in accordance with the Contract Documents. Within two (2) weeks after receipt by MFSNT of a Project Initiation Notice, MFSNT shall complete the preliminary route engineering and development of a scope of work (the "Plan Documents") for meeting any applicable criteria set forth in the Project Initiation Notice for the relevant Project. If more than one (1) Project Initiation Notice is submitted at substantially the same time of delivery, the first Project's Plan Documents shall be delivered within the specified two (2) week time frame and the remaining Plan Documents shall be delivered no later than thirty (30) days thereafter. The Plan Documents shall also include MFSNT's fixed price for the completion of the Project as well as a schedule for Substantial Completion of the Project. MFSNT shall not be responsible for any delays in the completion of Plan Documents caused by MWR's undue delay in performing its obligations hereunder. MWR shall review the Plan Documents and shall, within two (2) weeks of MFSNT's delivery of same, either issue a Notice to Proceed respecting the Project or specify, in writing, any reasonable objections of MWR respecting the Plan Documents for the Project. MFSNT shall work to resolve any reasonable objections of MWR and, once resolved, MWR shall issue a Notice to Proceed within five (5) days of said resolution. When completed and approved, the Plan Documents shall be "Contract Documents" as defined above.

3.       TIME OF COMMENCEMENT AND SUBSTANTIAL COMPLETION

         The Work on each Project shall be commenced upon MFSNT's receipt of a Notice to Proceed from MWR and, subject to authorized adjustments of time, Substantial Completion respecting each Project shall be achieved within the time stated in the Plan Documents respecting the particular Project. In the event that MFSNT fails to achieve Substantial Completion for a Project within 30 days after the time specified in the Plan Documents (after accounting for any delays caused by Force Majeure as provided in this

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         Agreement), then MFSNT shall pay to MWR a penalty equal to one-half of one percent (1/2%) of the price for the Project.

4.       PRICE AND PAYMENT

         4.1 MWR agrees, subject to all of the terms set forth in this paragraph 4, to pay MFSNT the price specified in the Plan Documents for the completion of each Project ("Fixed Price").

         4.2 In the alternative, MWR may elect to pay MFSNT a price calculated on a cost-plus basis for any Project ("Cost-plus Price") rather than the Fixed Price stated by MFSNT in the Plan Documents, in which event the Cost-plus Price shall be calculated as set forth in paragraph 5 hereof. MWR's election to compensate MFSNT on a Cost-plus basis for each Project must be exercised at the time MWR delivers its Notice to Proceed respecting the Project.

         4.3 MWR reserves the right on any Project, to reject the options set forth in paragraphs 4.1 and 4.2, and proceed to select another contractor for the Project, after first giving notice to MFSNT that MFSNT has not been selected as the contractor on that Project. However, this paragraph shall not relieve MWR of its obligation to retain MFSNT for sufficient work satisfying the Minimum Contract Commitment.

         4.4 Payment of 95% of the entire price respecting a Project (whether Fixed Price or Cost-plus) shall be due within thirty
                 (30) days from MWR's receipt of an invoice from MFSNT. MFSNT shall prepare its invoice after Substantial Completion of the Project. The 5% retainage shall be due within thirty (30) days from the issuance of the Final Acceptance Certificate as provided in paragraph 11. Any payment of amounts not subject to reasonable dispute which are not received by MFSNT when due shall thereafter bear interest at a floating rate, adjusted daily, equal to two (2) percentage points above the Prime Rate as then published in the Money Rates section of the Eastern Edition of The Wall Street Journal as that rate which is the base rate on corporate loans posted by a substantial percentage of the nation's largest banks (the "Interest Rate"). In the event The Wall Street Journal publishes more than one Prime Rate, the higher or highest such Prime Rate shall apply. Interest shall not accrue on amounts reasonably disputed between the parties.

         4.5 The price includes Federal manufacturer's and retailer's excise taxes, state and local sales and/or use taxes, and any federal, state or local taxes of a similar nature. All such taxes, if applicable, shall be paid by MFSNT.

         4.6 Provided MFSNT has made reasonable progress in the completion of the Work, MFSNT shall not be obligated to proceed further with the Work respecting any

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                 Project if MWR fails to make or cause to be made any payments when due hereunder, excepting any payments which are reasonably disputed. MFSNT may suspend performance of the Work and all of its obligations hereunder until such time as all delinquent, undisputed, payments have been made by MWR. In the event that MFSNT elects to suspend the Work as a consequence of MWR's failure to make payments of the price, MFSNT shall provide MWR with five (5) days' written notice of such election, and MFSNT may suspend performance on the sixth day after the date on which such notice was sent by MFSNT to MWR. The period during which performance of the Work is suspended due to nonpayment by MWR shall result in an equal extension of the date for Substantial Completion of any Projects then being performed. MFSNT shall also receive an equitable adjustment of the price respecting such Projects to recover the costs of any delays due to MWR's nonpayment.

         4.7 In the event that MWR is in default on any payment due under this Agreement, MWR shall furnish to MFSNT reasonable evidence that financial arrangements have been made to fulfill MWR's obligations under this Agreement. In the event that MWR is unable to provide MFSNT with such evidence, MFSNT may exercise its right to suspend the Work under paragraph 4.6 of this Agreement.

         4.8 MWR, except as set forth herein, shall be obligated to pay MFSNT fifteen percent (15%) of the remaining balance of the Minimum Contract Commitment irrespective of the total price for all Projects after the expiration of the Phase I time period. MWR's obligation to pay such amount shall not apply to the extent that the State of Iowa does not authorize future funding, or de-authorizes current funding, for the Iowa Communications Network, Part III, and the Minimum Contract Commitment shall be reduced in an amount equal to the amounts not authorized or de-authorized. Notwithstanding such actions by the State of Iowa, MWR shall remain liable for the payment of the price for all work actually performed on a Project after MFSNT receives a Notice to Proceed on that Project.

         4.9 MWR shall be entitled to a rebate in the amount of $150,000 once MWR has paid to MFSNT a total price for all Projects of $20,000,000. MWR shall be entitled to an additional rebate in the amount of $200,000 once MWR has paid to MFSNT a total price for all Projects of $50,000,000.

         4.10 MFSNT agrees that the prices for the Projects to be completed by it pursuant to the provisions of this Agreement shall be no less favorable to MWR than MFSNT's other contracts with customers for projects of similar size, scope and character within the State of Iowa. In the event that MFSNT enters into agreements with other customers for projects of similar size, scope and character containing prices more favorable than those contained herein, then the price(s) for Project(s) in this Agreement shall be amended to provide MWR with prices no less favorable to MWR than such other MFSNT contracts.

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5.       COST-PLUS PRICE OPTION

         5.1 The provisions of this paragraph 5 shall be applicable only to the extent that MWR elects to pay the Cost-plus Price for a Project. In the event that MWR elects to pay the Cost-plus Price for a Project as permitted in Paragraph 4.2 of this Agreement, then MWR agrees to reimburse MFSNT for all costs, subject to the Cost Cap, necessarily incurred and paid by MFSNT in the proper prosecution of the Work respecting the Project, plus an amount of money calculated by multiplying certain costs by the appropriate "Additional Percentage" (as defined herein).

         5.2     The "Additional Percentage" shall be:

                 (a) 12.5% when the cumulative sum total of the price paid to MFSNT hereunder for Work performed to the date of payment is less than or equal to twenty million dollars ($20,000,000);

                 (b) 12% when the cumulative sum total of the price paid to MFSNT hereunder for Work performed prior to the date of payment is greater than twenty million dollars ($20,000,000), but not greater than thirty million dollars ($30,000,000);

                 (c) 11% when the cumulative sum total of the price paid to MFSNT hereunder for Work performed prior to the date of payment is greater than thirty million dollars ($30,000,000), but not greater than forty million dollars ($40,000,000);

                 (d) 10% when the cumulative sum total of the price paid to MFSNT hereunder for Work performed prior to the date of payment is greater than forty million dollars ($40,000,000).

                 For purposes of calculating the sums to be included in the Cost-plus Price as a result of the Additional Percentage, the costs set forth in paragraphs 5.5 (f), (j) and (l), and paragraphs 5.6 (f), (h) and (i) shall not be included. In the event that an MFSNT invoice relates to Work above and below any of the above thresholds. MFSNT shall prorate its invoice to reflect to the appropriate Additional Percentages.

         5.3 The "Cost Cap" shall be the percentage limitations set forth below multiplied by the direct cumulative costs applicable to a Project, which Cost Cap shall limit the indirect costs recoverable by MFSNT in the event that MWR elects to pay the Cost-plus Price:



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                 (a)      15% when the cumulative sum total of the price paid
                          to MFSNT hereunder for Work performed prior to the date of payment is less than or equal to twenty million dollars ($20,000,000);

                 (b) 12% when the cumulative sum total of the price paid to MFSNT hereunder for Work performed prior to the date of payment is greater than twenty million dollars ($20,000,000), but not greater than thirty million dollars ($30,000,000);

                 (c) 11% when the cumulative sum total of the price paid to MFSNT hereunder for Work performed prior to the date of payment is greater than thirty million dollars ($30,000,000), but not greater than forty million dollars ($40,000,000);

                 (d) 10% when the cumulative sum total of the price paid to MFSNT hereunder for Work performed prior to the date of payment is greater than forty million dollars ($40,000,000).

                 In the event that an MFSNT invoice relates to Work above and below any of the above thresholds, MFSNT shall prorate its invoice to reflect to the appropriate Cost Cap.

         5.4 Reimbursable costs allowable for any Project shall be the direct costs and, as limited by the Cost Cap, the indirect costs and expenses which are actually incurred by MFSNT in the performance of the Work respecting the Project and which are necessary and incidental thereto. MWR shall identify a representative of MWR for purposes of any consents for expenditures required by this paragraph.

         5.5 Direct costs shall include, but shall not be limited to, the following:

                 (a) Travel expenses relating to trips to various fabricating plants, subcontractor or material supplier locations to inspect their facilities, the progress of the Work and/or financial condition in regard to the Work on the Project, provided prior written approval for such expense is obtained from MWR.

                 (b) Labor used in MFSNT's yard in connection with the fabrication of items for use on a Project.

                 (c) The cost of all Work subcontracted and the cost of all permanent materials, equipment and supplies required. Credit shall be given MWR for all rebates and trade or quantity discounts allowed by vendors and received by MFSNT for the purchase of materials, equipment, supplies or services.


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                          MFSNT shall evaluate competitive bids from suppliers
                          and subcontractors. MFSNT and MWR shall mutually agree on the selection of subcontractors.

                 (d) The cost of all temporary and other expendable services, materials and supplies, including fuel, oil and grease, wire and manila rope, tarpaulin, cleaning supplies, lumber and material used for temporary structures, temporary wiring for electric power, and such expendable supplies and services as are normally consumed in performance of the Work. Any such expendable materials and supplies for which MFSNT has been reimbursed by MWR and which remain after completion of the Work will be disposed of, for the account of MWR, as directed by MWR.

                 (e) The cost of all necessary inspections, tests, loading, handling, permits, transportation and insurance of whatever character or description paid by MFSNT or materials and supplies used by MFSNT.

                 (f) The cost of rental of all equipment required for the Work. The cost of rental of equipment from third parties shall be the actual rental rate charged. The cost of rental of MFSNT's equipment shall be in accordance with the rates taken from the Rental Rate Blue Book for Construction Equipment, compiled by the National Research & Appraisal Company ("Blue Book Rates"). The rates charged for MFSNT's own equipment or equipment owned by subsidiaries or Affiliates of MFSNT under this Agreement shall be 100 percent of the current rates, updated periodically to reflect any adjustment in the Blue Book Rates. If Blue Book Rates are not available for such equipment, the rental rates applicable to MFSNT's own equipment or equipment owned by the subsidiaries or affiliates of MFSNT shall be based on the current market rates for renting or leasing similar items from a third party rental company. The cost of rental of any miscellaneous MFSNT-owned equipment, shall be established by MFSNT, subject to the approval of MWR. Added to the above rental cost of MFSNT's own equipment or equipment owned by subsidiaries or Affiliates of MFSNT shall be repair material and parts cost for minor repairs. Actual cost for fuel, oil, grease, expendable supplies, services, and repair Labor cost shall be reimbursed separately.
                          The cost of periodic overhauls of the major components, such as engines, transmissions, etc., is included in the rental rate.

                 (g) The cost of transportation, loading and unloading of equipment and tools required for the Work.

                 (h)      All sums paid for permits and inspection fees.




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                 (i)      The fees of any consultants engaged in a
                          professional capacity having first obtained the prior written approval of MWR.

                 (j) Losses and expenses, not compensated by insurance or otherwise, including but not limited to the deductible amount paid by MFSNT in connection with the Work not covered by insurance, provided such has resulted from causes other than the fault or neglect of MFSNT, its subcontractors, agents or employees.

                 (k) Electric energy, fuel and other similar job site items necessary to and entering into the cost of the Work.

                 (l) All federal, state and local taxes and impositions, except taxes on MFSNT's income, in connection with the Work or materials to be performed or furnished hereunder, including but not limited to, unemployment and old age benefit taxes, sales taxes, use taxes, property taxes and excise taxes.

                 (m) Such other items properly and reasonably chargeable as direct costs of the Project.

         5.6 Indirect costs (which are included in the Cost-plus Price subject to the Cost Cap) shall include, but shall not be limited to, the following:

                 (a) The cost of labor, including fringe benefits, payroll insurance and taxes, and group medical, life and disability coverage, as required for the Work. The Project managers, construction superintendents, engineers, office employees, CADD and surveying personnel, purchasing agent and similar employees stationed at the job site shall be considered as labor and shall not exceed the number normally employed on projects of this type, size and duration. Salary levels for all MFSNT employees assigned to the Project shall be established in accordance with MFSNT's standard corporate policies.

                 (b) Vacation pay, sick leave pay, R&Rs and bonuses paid to employees at the site, commensurate with MFSNT's previous and existing policy. Vacation pay, sick leave pay, and bonuses shall be prorated on a calendar month basis for the period of time the employee is assigned to the Project.

                 (c) The cost of moving supervisory and administrative employees who are assigned to the Work from their last place of employment in accordance with MFSNT's previous and existing moving policy. Such moving costs shall be subject to the prior written approval of MWR.


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                 (d)      Travel expense in connection with MFSNT's standard
                          R&R policy.

                 (e) In order to reduce the number of personnel assigned to the Project or to expedite the performance of the Work hereunder, it may become necessary to perform off-job engineering, clerical and/or accounting Work in which case the costs of such Work shall be charged to the job, subject to the prior written approval of MWR, on an hourly basis as supported by time cards.

                 (f) The cost of MFSNT's worker's compensation, general liability, automobile liability and contingent liability insurance for limits normally carried by MFSNT. The cost of any builder's risk insurance.

                 (g) Stationery and supplies, postage and the actual cost of all telephone, office/warehouse rent, telegraph and other type of communications expense, all as used at the job site.

                 (h) Employee training costs consistent with MFSNT's current employee development program. Such costs shall be subject to the prior written approval of MWR.

                 (i) Any costs of employee training and/or certifications necessary or required for the design and installation of the equipment used in the construction of a Project. Such costs must be approved in writing, in advance, by MWR.

                 (j) Such other items properly and reasonably chargeable as indirect costs of the Project

         5.7 In the event the construction of any Project is terminated for any reason prior to its completion, MWR shall pay and reimburse MFSNT for all reimbursable expenses incurred through the date of termination, plus the appropriate Additional Percentage. Upon receipt of payment from McLeod MFSNT shall provide documentation to McLeod's reasonable satisfaction evidencing transfer of title to McLeod for all work-in-progress at the time of termination.

         5.8 MFSNT agrees to furnish efficient business administration and superintendence, to use every reasonable effort to minimize expense to MWR, and to keep upon the Work at all times an adequate supply of qualified workers, machinery and materials and to promote the progress of the Work in the most expeditious and economical manner consistent with the interests of MWR.

         5.9 MFSNT shall keep accurate and detailed books of account open to the inspection of MWR to verify quantities and costs which are not based on negotiated or

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                 stipulated rates.  MFSNT shall keep such full and detailed accounts and job costs as may be necessary for proper financial management by MFSNT under this Agreement in a fashion reasonably satisfactory to MWR. MFSNT shall at all times act in good faith and to the best advantage of MWR in the purchase of materials, in the employment of labor, and in all its conduct and activities relative thereto.

6.       PHASE I AND PHASE II PROJECTS

         6.1 MWR shall retain MFSNT as its sole and exclusive contractor, subject to the provisions of paragraph 4.3, for the completion of Work respecting the Phase I Projects and shall issue a Project Initiation Notice to MFSNT respecting all of the Phase I Projects within eighteen (18) months after the execution of this Agreement.

         6.2 MWR shall have the option, but not the obligation, to retain MFSNT to complete Phase II Projects in accordance with the terms and conditions stated herein.

7.       RISK OF LOSS

         MFSNT shall bear the risk of loss for all Work until such Work is delivered to MWR and accepted by MWR as provided in this Agreement; provided, however, that MFSNT shall not be responsible for any such loss due to the actions or omissions of MWR. Title and ownership of the MWR Fiber Optic Cable shall pass to MWR or MWR's nominee upon such acceptance, subject, however, to receipt of final payment by MFSNT. MFSNT warrants that MWR shall acquire good and clear title to the materials and equipment supplied by MFSNT being purchased free and clear of all liens.

8.       PERFORMANCE OF WORK

         8.1 MFSNT shall furnish all required design work, engineering work, technical services, labor, supervision, tools, equipment and materials necessary for the performance of the Work on the MWR Fiber Optic Cable in a proper, efficient and workmanlike manner. MFSNT shall perform the Work on the MWR Fiber Optic Cable in a prompt and diligent manner, so as to promote the general progress of the entire construction, and shall not, by delay or otherwise, interfere with or hinder the work of any other contractor. Any materials that are to be furnished by MFSNT or MWR for the MWR Fiber Optic Cable shall be furnished in sufficient time to enable MFSNT to perform and complete the Work within the time or times provided for in this Agreement. Upon written request by MWR, MFSNT shall furnish to MWR such evidence as MWR may reasonably require relating to MFSNT's ability to fully perform this Agreement in the manner and within the time specified herein.

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         8.2     All MFSNT employees shall have the skill and experience
                 required to perform the Work assigned to them. If any person employed by MFSNT is performing the Work in an improper, uncooperative or incompetent manner which affects the progress of the Work, then at the written request of MWR, MFSNT shall remove such person and such person shall not be re-employed on the Project without the prior written approval of MWR. Any costs associated with replacing an MFSNT employee removed under this paragraph, and in retraining a replacement for such employee, shall be borne by MFSNT and shall not be included in the price, PROVIDED that MWR supplies a reasonable basis for requesting removal of such employee.

         8.3 MFSNT shall promptly remove, replace, repair, or otherwise correct any portion of the Work that is defective in material or workmanship or that otherwise is not in conformance with the Contract Documents, PROVIDED that MFSNT is supplied with notice of such defect or non-conformance within 1 year after Substantial Completion. MFSNT shall bear all costs of correcting any of its defects or non-conformances under this paragraph. All supplier's warranties with regard to any portion of the Work shall be assigned and transferred to MWR upon Substantial Completion, and MFSNT shall undertake all action as may be necessary to assure to MWR the benefit of such warranties. No such warranty or other supplier's obligation shall in any way relieve MFSNT from its primary obligations to MWR with regard to any warranties and liabilities hereunder. In the event that any such supplier's warranty shall cover a portion of the MWR Fiber Optic Cable as to which MFSNT may have liability hereunder, MWR may elect (i) to pursue such supplier's warranty independently without releasing MFSNT from any liability hereunder to the extent the same is not discharged by such supplier, or (ii) to call upon MFSNT to remedy such defect, in which event MWR shall assign to MFSNT the benefit of any supplier's warranty incident to such remedy.

         8.4 MWR shall have the right to inspect the Work at all stages and at all times.

         8.5 All costs and expenses of labor, material, engineering, tools, equipment, technical support and utility services required for the Work shall be the sole responsibility of MFSNT (except to the extent that MWR elects to compensate MFSNT on a cost-plus basis as set forth in paragraph 5 hereof).

         8.6 The parties agree that the Plan Documents will show the design and engineering of the Projects on the MWR Fiber Optic Cable and the material to be furnished for the construction of the MWR Fiber Optic Cable. MFSNT shall be permitted to supplement the Plan Documents where necessary upon the prior written consent of MWR, which shall not be unreasonably withheld.


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         8.7     MFSNT shall keep available during the progress of the Work a competent manager who shall be the authorized representative of MFSNT. Directions and communications to MFSNT's manager from MWR in connection with the Work shall be treated as directions and communications to MFSNT. During the prosecution of the Work, MFSNT shall establish and maintain Project management facilities in the Cedar Rapids, Iowa area.

         8.8 In connection with the Work, MFSNT shall have the following duties and obligations:

                 (a) MFSNT shall protect all property of MWR and any adjacent property, and shall take all necessary precautions for the safety of its employees on, in, or about the site and shall comply with all safety rules and regulations and with applicable federal, state and municipal safety laws and building codes.

                 (b) During the course of the Work, MFSNT shall procure any and all permits and licenses of a temporary nature that are necessary for performance thereof and shall observe and abide by all applicable restrictions and all laws, regulations, ordinances, and other rules of any governmental authority having jurisdiction over the Work.

         8.9 MFSNT shall defend and indemnify MWR against and hold MWR harmless from any and all loss, costs, and expense including, without limitation, attorney's fees and costs, associated with all mechanic's or materialman's liens and claims and shall keep MWR's property free and clear of all liens, claims, and encumbrances arising from its performance of its obligations under this paragraph 8.

9.       CHANGES

         MWR and MFSNT may by written agreement make changes in, additions to, and omissions from, the MWR Fiber Optic Cable, and MFSNT shall promptly proceed with the performance of the Work with respect thereto as so changed. The price and time for performance shall be equitably adjusted to compensate for increased or decreased costs of performance or time for performance resulting from such changes, additions and omissions.

10.      EXTENSION OF TIME

         10.1 MFSNT shall not be liable, in whole or in part, for nonperformance or delay in performance of any of its obligations set forth in this Agreement due to events, contingencies or causes beyond the control and without the fault of MFSNT, including, but not limited to, fire, flood, earthquakes, lightning, unusually severe weather, acts of God, acts of any governmental authority, war, riot, accidents, embargoes, strikes, labor disputes, or acts or omissions of MWR or other parties (collectively referred to as "Force Majeure"), or any event of Force Majeure which impacts the performance of MFSNT's suppliers or subcontractors with respect to this Agreement.

         10.2 MFSNT shall be entitled to the issuance of a change order extending the date for Substantial Completion for an equitable period of time.

11.      ACCEPTANCE

         11.1 MFSNT shall, within sixty (60) days after the execution date of this Agreement, draft and deliver to McLeod acceptable testing procedures and an Acceptance Test Plan ("ATP") for testing of the MWR Fiber Optic Cable. The testing procedures and ATP are subject to MWR's approval, which shall not be unreasonably withheld.

         11.2 MFSNT shall perform all tests required by the ATP and shall demonstrate to MWR that a Project meets the applicable performance parameters set out in the Contract Documents.
                 Once MFSNT determines that a Project is substantially complete and ready for use by MWR, MFSNT shall notify MWR, and demonstrate the functioning of the Project. Within three (3) business days thereafter, MWR must provide a Final Acceptance Certificate or provide MFSNT in writing a listing of any deficiencies. After MFSNT corrects such deficiencies, or challenges such, MFSNT will provide a new notice of completion and the three (3) notice process shall repeat until Final Acceptance is given.

12.      WARRANTIES

         12.1    Cable Warranty

                 Notwithstanding MWR's acceptance of a Project under paragraph 11, MFSNT warrants each Project to be of good workmanship and materials in accordance with the Contract Documents for a period of one (1) year from the date of the Final Acceptance Certificate.

         12.2    Remedies for Breach of Warranty

                 MWR's sole and exclusive remedy and MFSNT's sole and exclusive maximum liability under the warranty contained in paragraph
                 12.1 shall be, at the sole option of MFSNT, to repair (with new or functionally operative parts) or replace any defective portion of the Project of which MFSNT receives notice during the warranty period provided in paragraph 12.1 provided that MFSNT is promptly notified in writing upon discovery by MWR that any portion of the Project has failed to conform with the Contract Documents, such writing to include an explanation of any such alleged defects.

                 MFSNT's warranty does not extend to defects caused by acts of God, accident, fire or other hazard, nor by any misuse, neglect (except misuse or neglect by MFSNT), alterations, storage, attempts to repair, or use by MWR, its agents, customers or third parties, of other supplies not meeting equipment specifications.

                 MFSNT shall use all reasonable efforts to promptly repair or replace all such defective Work; provided, that MFSNT shall repair or replace such defective Work within thirty (30) days following its confirmation of the defect, unless reasonable circumstances dictate a shorter or longer period, in which event the parties shall in good faith mutually agree upon such period. All replaced defective equipment or items shall become the sole property of MFSNT.

         12.3    Third Party Warranties

                 In addition to the foregoing warranty, MFSNT hereby assigns to MWR, and MWR shall have the benefit of, any and all subcontractors' and suppliers' warranties with respect to the equipment in the MWR Fiber Optic Cable. MFSNT agrees that its contracts with the subcontractors and suppliers shall require that such parties (i) consent to the assignment of such warranties (if any) to MWR, and (ii) agree that such warranties (if any) shall be enforceable by MWR in its own name.

         12.4 THE FOREGOING WARRANTIES AND REMEDIES CONSTITUTE THE ONLY WARRANTIES WITH RESPECT TO THE MWR Fiber Optic Cable AND ARE MWR'S EXCLUSIVE REMEDIES IN THE EVENT OF BREACH OF SUCH WARRANTIES. SUCH WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. MFSNT SHALL IN NO EVENT BE LIABLE FOR ANY INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES OF ANY NATURE WHATSOEVER FOR ANY REASON.

13.      PROPRIETARY INFORMATION/CONFIDENTIALITY

         All technical and business information of a proprietary nature, in whatever form recorded, furnished to a party under or in contemplation of this Agreement and marked or otherwise specified by the party delivering such information as proprietary shall remain the property of the party so delivering. Unless otherwise consented to in writing (which consent shall not be unreasonably withheld), such information:
         (i) shall be treated in confidence and used only for purposes of this Agreement, except as otherwise required by law, (ii) shall not be reproduced or copied in whole or in part, except as necessary for use as authorized herein, and (iii) shall, together with any copies thereof, be returned or destroyed when no longer needed. The above conditions do not apply to any part of the information which was previously known to a party free of obligations of confidentiality or use, and shall expire five
         (5) years after Substantial Completion. This Agreement imposes no obligation upon a recipient of such information which was or becomes a matter of public knowledge through disclosure by its owner; is rightfully received by the recipient from a third party without a duty of confidentiality; is disclosed by owner to a third party without a duty of confidentiality on that third party; is independently developed by the recipient; is disclosed under operation of law; or is disclosed by the recipient with the owner's prior written approval

14.      INDEMNIFICATION

         14.1    (a)      MFSNT shall indemnify, defend and save harmless MWR
                          and each of its directors, officers, agents, representatives and employees (the "MWR Indemnitees") from and against any and all loss, damage, injury, liability (including any and all attorneys' fees and disbursements and all other costs and expenses incurred in the investigation, defense or settlement of any claims covered by this indemnity), and claims thereof (hereinafter, "Claims") for injury to or death of a person, including an employee of MFSNT or a MWR Indemnitee, or for loss of or damage to property resulting from MFSNT's performance of this Agreement, except to the extent that such indemnity is void or otherwise unenforceable under applicable law in effect on or validly retroactive to the date of this Agreement and except where the Claim is the result of negligence or willful misconduct of a MWR
                          Indemnitee.

                 (b) Notwithstanding the foregoing, if negligence or willful misconduct of a MWR Indemnitee has contributed to a loss, MFSNT shall not be obligated to indemnify the MWR Indemnitees for the proportionate share of such Claims caused by such negligence or willful misconduct. MWR shall have the right, at its own cost, to retain counsel to monitor or participate in the defense of any Claim that is covered by MFSNT's indemnity hereunder. MWR shall reimburse MFSNT for that portion of a Claim determined or agreed to be caused by MWR's negligence or willful misconduct. Reimbursement shall be due to MFSNT thirty (30) days after the determination or agreement with respect thereto, and shall bear interest at the Interest Rate from said date until the date of payment by MWR.

         14.2 MWR shall indemnify, defend and save harmless MFSNT and each of its directors, officers, agents, representatives and employees (the "MFSNT Indemnitees") from and against any and all loss, damage, injury, liability, and claims thereof for injury to or death of a person, including an employee of MWR or an MFSNT Indemnitee, or for loss of or damage to property resulting directly or indirectly from MFSNT's performance of this Agreement where such loss, damage, injury, liability or claim is the result of negligence or willful misconduct of a MWR Indemnitee.

15.      INSURANCE

         15.1 MFSNT shall not commence the Work until it has obtained insurance specified in paragraph 15.5, nor shall MFSNT allow any subcontractor to commence work until insurance as typically required by MFSNT of its subcontractors has been obtained and approved.

         15.2 Prior to commencing Work on the first Project, MFSNT shall provide MWR with a certificate of insurance ("Certificate of Insurance") executed by an authorized representative of the insurer(s) evidencing that MFSNT's insurance complies with this paragraph 15. The Certificate of Insurance shall reference this Agreement. In addition, a copy of all required endorsements shall be attached to and form a part of the Certificate of Insurance.

         15.3 Policies shall be endorsed to provide MWR with 30 days' prior written notice of any nonrenewal, cancellation, reduction or material change in coverage.

         15.4 Policies shall be issued by companies which hold a current policyholders' alphabetic and financial size category rating of not less than A:X according to Best's Insurance Reports.

         15.5    MFSNT shall obtain the following insurance:

                 Commercial general liability insurance for bodily injury (including death) and property damage which provides limits of not less than one million dollars ($1,000,000) per occurrence and four million dollars ($4,000,000) annual aggregate as respects products/completed operations if applicable. Coverages included shall be:

                          (1)     Premises and operations;
                          (2)     Broad form property damage;
                          (3)     Products and completed operations;
                          (4)     Blanket contractual liability;
                          (5)     Personal injury liability; or
                          (6)     Independent contractors' liability.

                 Automobile Liability Insurance for bodily injury (including death) and property damage that provides total limits of not less than one million dollars ($1,000,000) combined single limit per occurrence to all owned, non-owned and hired vehicles.

                 Statutory Workers' Compensation/Employer's Liability Insurance for not less than one million dollars ($1,000,000) per occurrence applicable to employer's liability coverage for all employees engaged in services or operations under this Agreement. The policy shall include broad form all-states/other states coverage.

                 Coverage shall be endorsed to include the insurer's waiver of subrogation in favor of MWR, its directors, officers, representatives, agents and employees, a copy of which shall be provided to MWR.

                 MWR shall be listed as an additional insured on any policies provided for hereunder.

         15.6 MWR acknowledges that some insurance requirements contained in this paragraph 15 may be fulfilled by a funded self-insurance program of MFSNT. Any self-insurance program must be first approved in writing by MWR.

16.      LIENS AND CLAIMS

         MFSNT shall, as and when requested, furnish evidence satisfactory to MWR that all amounts due for labor and material furnished by MFSNT in connection with performance of this Agreement have been paid, including union, health, welfare and pension fund payments and payroll taxes. Such evidence shall be furnished in such form and manner as requested by MWR. MFSNT, when requested, shall furnish to MWR releases of bond rights and lien rights by persons who have furnished labor, material or other things in the performance of this Agreement. MFSNT shall deliver its Work free from all claims, encumbrances and liens, excepting only those that may arise out of failure of payment on the part of MWR.

17.      SITE CONDITIONS

         17.1 MFSNT shall notify MWR in writing promptly after MFSNT learns of, and before such conditions are disturbed, (1) subsurface or latent physical conditions at the site differing materially from those known to MFSNT at the initiation of Work on a Project or (2) unknown physical conditions at the site, of an unusual nature, differing materially from those ordinarily encountered and generally recognized as inherent in work of the character provided for in this Agreement. MWR shall promptly investigate the conditions, and if it finds that such conditions exist and that they are likely to cause a significant increase or decrease in MFSNT's costs or the time required for Substantial Completion, then MWR and MFSNT shall negotiate in good faith toward an equitable adjustment of the price and time required for Substantial Completion under this Agreement. For any Project constructed under the Fixed Price option, subsurface or latent conditions shall not include rock presence.

          17.2 In the event MFSNT encounters toxic or hazardous materials in the performance of the Work which were not introduced to the site directly by MFSNT, any resulting delays shall be considered to be an event of Force Majeure and MFSNT shall have no obligation, responsibility or liability with respect to any such materials.

18.      DEFAULT

         18.1 Subject to the expiration of all applicable care periods as provided herein, and unless otherwise excused by reason of Force Majeure, an "MFSNT Default" shall mean a material breach of this Agreement by MFSNT as to any of the following: (i) MFSNT has not completed the Projects required to be completed in accordance with this Agreement; (ii) the MWR Fiber Optic Cable does not meet the requirements set forth in the Contract Documents; (iii) MFSNT has failed to perform any other material obligation to be performed by MFSNT pursuant to this Agreement; or (iv) MFSNT becomes insolvent, or institutes or has instituted against it bankruptcy proceedings, or makes a general assignment for the benefit of creditors, or if a receiver is appointed for the benefit of its creditors, or if a receiver is appointed on account of its insolvency.

         18.2 If an MFSNT Default occurs, then MWR shall notify MFSNT in writing (the "Default Notice"), specifying the alleged default and advising MFSNT that unless such default is cured within thirty (30) days following the receipt by MFSNT of such Default Notice, MFSNT shall be in breach of this Agreement; provided, however, that if such MFSNT Default cannot be cured within thirty (30) days following receipt by MFSNT of such Default Notice, MFSNT shall have an additional reasonable period of time in which to cure such MFSNT Default so long as MFSNT promptly commences and in good faith diligently continues to pursue the cure of such MFSNT Default.

         18.3 Unless otherwise mutually agreed upon by MWR and MFSNT in writing and set forth in an amendment to this Agreement, if an MFSNT Default occurs and is not excused or cured as provided in this Agreement, then MFSNT shall be liable for all direct damages resulting from such MFSNT Default; provided, however, that MFSNT's liability for such direct damages shall not exceed the price applicable to the particular Project(s) wherein the MFSNT Default occurs, less the total price for any items delivered to and accepted by MWR. Notwithstanding the preceding sentence or any other provision to the contrary, MFSNT's sole liability for failure to repair or replace defective equipment in the MWR Fiber Optic Cable in accordance with paragraph 12, is set forth in paragraph 12.2. MWR agrees that the payment of direct damages shall be its sole and exclusive remedy for an MFSNT Default and that upon such payment, MFSNT shall be fully released from any and all liability under this Agreement and this Agreement thereupon shall terminate and be of no further force or effect. MFSNT SHALL NOT BE LIABLE

                 FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES, OR LOSS OF PROFITS OR REVENUES, WHETHER SUCH DAMAGES ARE ALLEGED AS A RESULT OF TORT (INCLUDING STRICT LIABILITY), CONTRACT, WARRANTY, OR OTHERWISE.

         18.4 Subject to the expiration of all applicable cure periods as provided herein, and unless otherwise excused by Force Majeure, a "MWR Default" shall mean (i) a material breach of any of the provisions of this Agreement by MWR, or (ii) MWR becomes insolvent, or institutes or has instituted against it bankruptcy proceedings, or makes a general assignment for the benefit of creditors, or if a receiver is appointed for the benefit of its creditors, or if a receiver is appointed on account of its insolvency. If a MWR Default occurs, except as to payment defaults under Paragraph 4.5, MFSNT shall issue a written notice of default providing therein for a thirty (30) day period in which MWR shall have an opportunity to cure, provided that cure is possible and feasible. If, after opportunity to cure, the MWR Default remains, MFSNT may either suspend performance or terminate this Agreement and may exercise any and all rights and remedies provided herein or by law, including but not limited to the right to seek specific performance hereof or to seek recovery of damages from MWR relating to or caused by a breach of this Agreement. The provisions of this Paragraph 18.4 are in addition to, and not exclusive of, MFSNT's right to suspend performance in the event of a failure by MWR to make timely payments to MFSNT under paragraph 4 of this Agreement. MWR SHALL NOT BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES, OR LOSS OF PROFITS OR REVENUES BY THIRD PARTIES, WHETHER SUCH DAMAGES ARE ALLEGED AS A RESULT OF TORT (INCLUDING STRICT LIABILITY), CONTRACT, WARRANTY, OR OTHERWISE.

         18.5 If a party cannot reasonably cure a default within the time frame set forth, the party is entitled such reasonable time as is necessary to cure the default providing the party is acting in good faith and using its continuous best efforts to cure such default as quickly as is possible under the circumstances.

19.      INDEPENDENT CONTRACTOR

         The performance by MFSNT and/or MWR of all duties and obligations under this Agreement shall be as independent contractors and not as agents of the other party, and no persons employed or utilized by a performing party shall be considered the employees or agents of the other. Neither party shall have the authority to enter into any agreement purporting to bind the other without its specific written authorization. The parties agree that this Agreement does not create a partnership between, or a joint venture of, MFSNT and MWR.

20.      ARBITRATION

         20.1 All claims, disputes and other matters in question arising out of, or relating to, this contract or the breach thereof, shall be decided by arbitration before an arbitration panel in Omaha, Nebraska, in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association then in effect unless the parties mutually agree otherwise. Such "Arbitration Panel" shall be composed of three (3) arbitrators, one selected by each party and the third selected by the agreement of the other two arbitrators. This agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law. The award rendered by the Arbitration Panel shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

         20.2 Notice of demand for arbitration shall be filed in writing with the other party to the contract and with the American Arbitration Association. The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen, and in no event shall it be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations.

         20.3 If the presence of other persons or entities is required for relief to be accorded in the arbitration, MFSNT and MWR shall attempt to include such persons or entities in the arbitration.

         20.4 MFSNT shall carry on the Work and maintain the progress schedule during any arbitration proceedings, unless otherwise agreed by MFSNT and MWR in writing, or unless MFSNT has elected to suspend performance pursuant to paragraph 4 of this Agreement.

21.      PUBLICITY

         Each party shall submit to the other a proposed copy of all advertising, sales promotion, press releases, and any other publicity matters relating to this Agreement (collectively "Advertising") wherein the name, trademark, code, specifications or service mark of the other party or its affiliates is mentioned; and each party further shall not publish or use such Advertising without the other's prior written approval. Such approval shall be granted as promptly as possible (usually within ten (10) days) and shall not be unreasonably withheld.

22.      COMPLIANCE WITH LAW

         Each party agrees to fully comply with all laws, ordinances and regulations applicable to the performance of their respective obligations hereunder.

23.      ASSIGNMENT

         Neither party shall assign, transfer, convey or otherwise dispose of (collectively, "Transfer") any rights, title, or interest in or to this Agreement without the prior written consent of the other party, such consent not to be unreasonably withheld. Either party may Transfer this Agreement without the advance written consent of the other to an entity controlled by, controlling or under common control with a party hereto, or in connection with a corporate restructuring of a party. Any Transfer by a party without required prior written consent of the other party shall constitute a default hereunder.

24.      GOVERNING LAW

         The construction, interpretation and performance of this Agreement shall be governed by the laws of the State of Iowa, except for its rules with respect to the conflict of laws.

26.      SEVERABILITY

         If this Agreement contains any provision found to be unlawful, then such provision shall be deemed to be of no effect and shall be deemed stricken from this Agreement without affecting the binding force of this Agreement as it shall remain after striking such provision.

27.      WAIVER

         A failure of either party to exercise any right provided for in this Agreement shall not be deemed to be a waiver of the same or any other right hereunder. Any waiver by either party of a breach of any provision of this Agreement shall not be deemed to be a waiver of any other or subsequent breach and shall not be construed to be a modification of the terms of this Agreement unless and until agreed to in writing by both parties.

28.      CAPTIONS

         Paragraph headings are inserted herein for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

29.      NOTICES

         All notices and other communications under this Agreement shall be properly given only if made in writing and (i) mailed by certified mail, return receipt required, postage prepaid, (ii) delivered by hand (including messenger or recognized delivery, courier or air express service) or (iii) delivered by facsimile transmission to the party at the address or facsimile number set forth in this paragraph 29 or such other address or facsimile number as such party may designate by notice to the other party. Such notices and other communications shall be effective on the date of receipt (evidenced by the certified mail receipt) if mailed or if delivered by facsimile transmission or on the date of hand delivery if hand delivered. If any such notice or communication is not received or cannot be delivered due to a change in the address of the receiving party of which notice was not previously given to the sending party or due to a refusal to accept by the receiving party, such notice or other communication shall be effective on the date delivery is attempted. Any notice or other communication under this Agreement may be given on behalf of a party by the attorney for such party.

                 If to MFSNT:

                          MFS Network Technologies, Inc.
                          1200 Landmark Center, Suite 1300
                          Omaha, Nebraska 68102
                          Attention:  President and Legal Counsel
                          Facsimile:  402/233-7582

                 with a copy to:

                          MFS Communications Company, Inc.
                          200 Kiewit Plaza
                          3555 Farnam Street
                          Omaha, Nebraska 68131
                          Attention:  Terrence J. Ferguson,
                                      General Counsel
                          Facsimile:  402/977-5335

                 If to MWR:

                          McLeod, Inc.
                          Town Centre, Suite 500
                          221 Third Ave. Southeast
                          Cedar Rapids, Iowa 52401
                          Attention:  Kirk Kaalberg
                          Facsimile:  319/398-7070

                 with a copy to:

                          McLeod, Inc.
                          Town Centre, Suite 500
                          221 Third Ave. Southeast
                          Cedar Rapids, Iowa 52401
                          Attention:  Casey Mahon
                                      General Counsel
                          Facsimile:  319/398-7070

30.      AUTHORIZATIONS

         All authorizations or approvals required of a party under this Agreement shall not be unreasonably withheld and shall be given in a timely fashion and without unreasonable delay. Time is of the essence hereunder.

31.      ENTIRE AGREEMENT

         This Agreement, including the Exhibits referenced and attached hereto, comprise all the terms, conditions and agreements of the parties with respect to the subject matter herein, and except as expressly provided herein this Agreement may not be altered or amended except in writing, signed by each party.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives, as of the date first set forth above.

         MFS NETWORK TECHNOLOGIES, INC.            MWR TELECOM, INC.


By       /s/ KEVIN P. MOERSCH              By      /s/ STEPHEN C. GRAY
         ----------------------                    -------------------------------------
         Kevin P. Moersch                          Stephen C. Gray
         President                                 President and Chief Operating Officer